Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our report dated October 20, 2006, in the Registration Statement (Form S-1) and related Prospectus of Fortress Investment Group LLC for the registration of its Class A shares.

/s/ Ernst & Young LLP

New York, New York
November 6, 2006